Filed Pursuant to Rule 433

Registration Nos. 333-264255 and 333-264255-02

$500 million World Financial Network Credit Card Master Note Trust (WFNMT) 2024-B (Co-Brand/Retail Cards)

Joint Bookrunners : RBC (str), BofA, Scotiabank

Co-Managers : BNP, JPM, Wells Fargo

CLS	SIZE (mm)	WAL	S/F	E.FNL	L.FNL	BENCH	SPRD	YLD	CPN	$PX
A	500.000	2.92	AAA/AAA	07/15/27	05/15/31	I-CRV	+ 95	4.665	4.62	99.99757

Expected Pricing : *PRICED* Deal size : $500,000,000

Expected Settle : 08/13/24 Registration : Public/SEC-registered

First Pmt Date : 10/15/24 ERISA Eligible : Yes

Expected Ratings : S&P / Fitch US RR Compliance : Yes

Bloomberg Ticker : WFNMT 2024-B EU/UK RR Compliance : No

Bloomberg SSAP : “WFNMT2024B” Min Denoms : $1k x $1k

Bill & Deliver : RBC

CUSIP	ISIN
A 981464 HU7	US981464 HU72

- Available Materials -

Preliminary Prospectus and FWP (attached)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.